FOR IMMEDIATE RELEASE	January 25, 2018
Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 25, 2018. On January 25, 2018, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable March 15, 2018, to shareholders of record at the close of business on February 15, 2018. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on January 25, 2018, the Board of Directors declared a quarterly dividend of $0.50 per share for the period from December 1, 2017 through February 28, 2018, on the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock payable March 15, 2018, to shareholders of record at the close of business on February 15, 2018. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $2.00 per share.

In addition, on January 25, 2018, the Board of Directors declared a quarterly dividend of $0.421875 for the period from December 1, 2017 through February 28, 2018, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable March 15, 2018, to shareholders of record at the close of business on February 15, 2018. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

Furthermore, on January 25, 2018, the Board of Directors declared an initial dividend of $0.17708333 for the period from January 22, 2018 through February 28, 2018, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable March 15, 2018, to shareholders of record at the close of business on February 15, 2018. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 112 manufactured home communities containing approximately 20,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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